PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 19, 2000	Pricing Supplement No. 44 to Registration Statement No. 333-34392 Dated December 4, 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
GLOBAL MEDIUM-TERM NOTES, SERIES D
Euro Fixed Rate Senior Bearer Notes Due 2023

     We may not redeem these Global Medium-Term Notes, Series D (Euro Fixed Rate Senior Bearer Notes Due 2023) prior to the maturity date other than under the circumstances described under "Description of Notes — Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes — Forms of Notes" in the accompanying prospectus supplement.  You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the London Stock Exchange plc for the notes to be admitted on the Official List.

     We describe the basic features of this type of note in the section called "Description of Notes — Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount: Maturity Date: Settlement Date (Original Issue Date): Interest Accrual Date: Issue Price: Specified Currency: Redemption Percentage at Maturity:	GBP 25,000,000 December 11, 2023 December 11, 2000 December 11, 2000 99.41% UK Sterling ("GBP") 100%	Interest Payment Dates:	Each June 11 and December 11, commencing June 11, 2001; provided that if any such day (except the maturity date) is not a business day, that interest payment date will be the next succeeding day that is a business day, unless that succeeding business day would fall in the next calendar month, in which case such interest payment date will be the immediately preceding business day
Initial Redemption Percentage:	N/A	Interest Payment Period:	Semi-annually
Annual Redemption Percentage Reduction:	N/A	Denominations:	GBP 100,000
Optional Repayment Date(s):	N/A	Business Day:	New York and London
Interest Rate:	5.72% per annum	Common Code:	012166087
Maximum Interest Rate:	N/A	ISIN:	XS0121660871
Minimum Interest Rate:	N/A	Other Provisions:	N/A

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER